As filed with the Securities and Exchange Commission on November 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INFONET SERVICES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4148675
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2160 East Grand Avenue

El Segundo, California 90245

(Address of Principal Executive Offices including Zip Code)

2003 INCENTIVE AWARD PLAN

(Full Title of the Plan)

Paul A. Galleberg, Esq. Senior Vice President, General Counsel and Secretary INFONET SERVICES CORPORATION 2160 East Grand Avenue El Segundo, California 90245 (310) 335-2600	Copy to: William J. Cernius, Esq. LATHAM & WATKINS LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Class B Common Stock	32,500,000	$2.09	$67,925,000	$300.00

(1)	Shares to be offered and sold under the Infonet Services Corporation 2003 Incentive Award Plan (the “2003 Shares”) comprise: (i) 20,000,000 shares not previously registered; (ii) 1,110,485 shares previously registered for issuance under the Infonet Services Corporation 1998 Stock Option Plan (the “1998 Plan”) and under the Infonet Services Corporation 1999 Stock Option Plan (the “1999 Plan”) on May 16, 2000 (Registration No. 333-37134), 66,338 shares previously registered for issuance under the Amended and Restated Infonet Services Corporation 1998 Plan (together with the 1998 Plan, the “Amended and Restated 1998 Plan”) on December 20, 2001 (Registration No. 333-75568), and 1,040,394 shares previously registered for issuance under the Infonet Services Corporation 2000 Omnibus Stock Plan on December 20, 2001 (Registration No. 333-75566), (the “2000 Plan”, and collectively with the Amended and Restated 1998 Plan and the 1999 Plan, the “Prior Plans”), in each case, that may no longer be issued under the Prior Plans and that may be offered and sold under the Infonet Services Corporation 2003 Incentive Award Plan; and (iii) 10,282,783 shares subject to awards previously granted under the Prior Plans that may be cancelled or are subject to cancellation and upon cancellation will be available for issuance under the Infonet Services Corporation 2003 Incentive Award Plan.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low sales price of the Common Stock, as reported on the New York Stock Exchange on November 17, 2003 ($2.09) for the 32,500,000 shares issuable under the Infonet Services Corporation 2003 Incentive Award Plan.
(3)	In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the Registration Fee is being offset by the dollar amount of registration fees previously paid in respect of unissued shares previously registered by the Company on Form S-8, which unissued shares have been deregistered. The Company has filed a post-effective amendment to its Form S-8 Registration Statement File No. 333-37134, a post-effective amendment to its Form S-8 Registration Statement File No. 333-75568 and a post-effective amendment to its Form S-8 Registration Statement File No. 333-75566, to deregister shares of the Company’s class B common stock that are not subject to outstanding option grants under its Prior Plans. The Amount of Registration Fee was calculated as the difference between the aggregate registration fee of $5,495 (calculated based on the number of 2003 Shares) less the sum of $5,195.16; which includes: (i) the $4,984 portion of the registration fee associated with 1,110,485 deregistered shares that was previously paid in connection with the Form S-8 Registration Statement File No. 333-37134, filed on May 16, 2000, (ii) the $12.99 registration fee associated with 66,338 deregistered shares that was previously paid in connection with the Form S-8 Registration Statement File No. 333-75568, filed on December 20, 2001 and (iii) the $198.17 portion of the registration fee associated with 1,031,894 deregistered shares that was previously paid in connection with the Form S-8 Registration Statement File No. 333-75566, filed on December 20, 2001.

Proposed sale to take place as soon after the effective date of the Registration

Statement as outstanding shares are purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by us with the Commission are incorporated herein by reference:

(a)	The description of our Class B Common Stock, par value $.01 per share, contained in our registration statement on Form 8-A filed with the Commission on November 17, 1999 (Registration No. 001-15475);

(b)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

(c)	Our amendment to Annual Report on Form 10-K/A for the fiscal year ended March 31, 2003;

(d)	Our Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2003; and

(e)	Our Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2003.

In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Named Experts and Counsel

The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as amended by Form 10-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 6.	Indemnification of Directors and Officers

Our certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under the Delaware General Corporation Law, our directors have a fiduciary duty to us that is not eliminated by this provision of our certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware General Corporation Law for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware General Corporation Law. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Delaware General Corporation Law provides further that any indemnification will not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation’s bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation and bylaws eliminate the personal liability of directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of ours or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have liability insurance for our officers and directors.

We have in effect insurance policies covering all of our directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits on page 7.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Infonet Services Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on November 21, 2003.

INFONET SERVICES CORPORATION

By:	/s/ José A. Collazo

José A. Collazo, Chairman of the Board, Chief
Executive Officer and President

By:	/s/ Akbar H. Firdosy

Akbar H. Firdosy, Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints José A. Collazo, Paul A. Galleberg and Akbar H. Firdosy as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of November 21, 2003.

Signature	Title

/s/ José A. Collazo José A. Collazo	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ Akbar H. Firdosy Akbar H. Firdosy	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John Allerton John Allerton	Director

/s/ Bruce Beda Bruce Beda	Director

/s/ Eric M. de Jong Eric M. de Jong	Director

/s/ Per-Eric Fylking Per-Eric Fylking	Director

/s/ Peter Hanelt Peter Hanelt	Director

/s/ Timothy Hartman Timothy Hartman	Director

/s/ Yuzo Mori Yuzo Mori	Director

/s/ Matthew O’Rourke Matthew O’Rourke	Director

/s/ Hanspeter Quadri Hanspeter Quadri	Director

/s/ Jose Manuel Santero Jose Manuel Santero	Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Restated Certificate of Incorporation.(1)

4.2	Amended and Restated Bylaws. (1)

4.3	Form of Amended and Restated Stockholders Agreement. (1)

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included in the signature page to this Registration Statement).

(1)	Incorporated by reference from Infonet Services Corporation’s Registration Statement on Form S-1 (No. 333-88799).